SMITHFIELD FOODS NEWS RELEASE

                                                     For more information:

                                                             Aaron D. Trub
                                                             804-357-4321


   Smithfield Foods, Inc. Completes Acquisition of John Morrell & Co.

     SMITHFIELD, Virginia, December 21, 1995 - Joseph W. Luter, III, Chairman and Chief Executive Officer of Smithfield Foods, Inc. (NASDAQ:SFDS) today announced that the acquisition by the Company of John Morrell & Co. from Chiquita Brands International, Inc. has been completed. The Company paid
$58 million for John Morrell & Co., consisting of $25 million in cash and $33 million in Smithfield Foods common stock. The Company issued
1,094,273 shares of its common stock in connection with the acquisition.
The Company assumed all of John Morrell's liabilities.
     Mr. Luter said that John O. Nielson, President and Chief Operating
Officer of Smithfield Foods, Inc., will assume the additional duties of Chairman and Chief Executive Officer of John Morrell & Co. Joseph B. Sebring will continue as President and Chief Operating Officer of John Morrell and will report to Mr. Nielson.
     Smithfield Foods, Inc. is a leading hog producer, pork processor and fresh pork and processed meats marketer with a significant market presence in the Mid-Atlantic and Southeastern U.S., and increasing market positions in other regions of the country. The Company's brands include Smithfield, Luter's Gwaltney, Patrick Cudahy, Smithfield Lean Generation Pork, Esskay, Hamilton's, Valleydale, Mash's, Jamestown, Realean, Patrick's Pride, Great and others. John Morrell markets a wide variety of branded processed meats under names that include John Morrell, Dinner Bell, Kretschmar, Rath Black Hawk, Tobin's First, Peyton's and Rodeo.


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